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EXHIBIT 99.1

[ivivi LOGO HERE]


     IVIVI TECHNOLOGIES REPORTS FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

MONTVALE, NJ - AUGUST 14, 2008 - Ivivi Technologies, Inc. (NASDAQ:IVVI), a leader in non-invasive, electroceutical(R) therapy systems designed to target and enhance the body's anti-inflammatory response, today announced financial results for the first quarter of fiscal 2009 ended June 30, 2008.

For the three month period ended June 30, 2008, Ivivi reported total revenue of $383,196, a 17% decrease from $460,999 reported for the three month period ended June 30, 2007. The decrease in revenues was primarily driven by a decline in direct sales partially offset by an increase in licensing sales related to our agreement with Allergan. Revenue from licensing sales and fees increased to $115,411 in the fiscal first quarter of 2009 and included $15,625 related to the amortization of milestone payments and royalty revenue of $5,509. This compared to $15,625 in fiscal first quarter of 2008. Initial royalties from Allergan were from a pilot launch of our product to select doctors in specific geographic regions. Royalties are received by the Company in the quarter following Allergan's sale of product to their customers. On August 6, 2008, the Company received a letter from Allergan notifying the Company of their determination to cease distribution of the Company's products until such time as the FDA clears the products the Company has sold to Allergan for U.S. distribution. Allergan has certain rights under its agreement with the Company, including the right to recoup certain costs relating to ceasing the distribution of our products in the U.S. Although the potential liability might be material, we cannot determine our estimated liability, if any, due Allergan under our agreement and thus the financial results for the quarter ended June 30, 2008 do not include any reserve for this contingency.

Direct sales, which represent products sold into medical facilities, decreased to $99,049 during the first quarter of fiscal 2009 from $286,400 in the prior year period. This was due to a decline in the number of units sold and the product mix of sales compared to the first quarter of fiscal 2008 when we sold our larger units which had a higher selling price. Rental revenue related to the wound care market increased 6% during the first quarter to $168,736 from $158,974 in the first quarter of fiscal 2008. The Company had a net loss of $2,202,315, or $0.21 per share, for the three month period ended June 30, 2008 as compared to a net loss of $1,412,608, or $0.15 per share, in the year ago period. The net loss in the first quarter of fiscal 2009 reflects share based compensation expenses of approximately $309,535. In the three month period ended June 30, 2007, the net loss reflected share based compensation expenses of approximately $331,533.


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IVIVI TECHNOLOGIES, INC.
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On June 30, 2008, Ivivi Technologies had cash and cash equivalents of approximately $4.8 million, no outstanding long term debt and 10,715,130 common shares outstanding. The Company estimates that it presently has sufficient funds to meet its cash requirements through March 31, 2009. However, the Company's cash needs could change as a result of potential payments that the Company may be required to make to Allergan, which could be material, under the Allergan agreement and other matters. The Company will need to obtain additional capital through the issuance of its securities, debt financings, licensing arrangements, joint ventures, or other transactions.

"As previously reported, the Company executed on several important milestones in the first quarter," commented Steven Gluckstern, Chairman and newly appointed President and Chief Executive Officer. "Most important were the results of the cardiac study at the Cleveland Clinic, Florida where a dramatic clinical improvement was demonstrated in `no-option' cardiac patients, an effect comparable to patients who do have surgical options and undergo costly and invasive angioplasty procedures. Future studies are planned with established research facilities in cardiovascular ischemia, to establish clear dose and response curves. The potential importance of our technology in the treatment of cardio vascular disease, which affects over 16 million people in the U.S. alone, cannot be overstated. While we will of course continue to expand our presence and seek opportunities in the wound care, post surgical and pain areas which have been the Company's historical areas of concentration; the cardiovascular area now represents the key future focus and investment priority for the Company."

Mr. Saloff, Executive Vice President, Chief Business Development Officer, added, "On the wound care side of our business, our overall strategy of creating awareness and demonstrating clinical and economic viability as a means to drive utilization and adoption, are showing concrete results. One of our largest distributors is having success securing insurance coverage through the implementation of a solution based formulary for the treatment of chronic wounds, which features our tPEMF(TM) technology. We are also on the verge of securing a national account agreement with one of the largest long term acute care hospital organizations in the country following a successful multi-site trial. We will continue to utilize these successes in the field to attract potential marketing partners. Discussions are continuing and we hope to see the result of these efforts before year's end."

Providing an update on the Company's appeal with the FDA, Andre' DiMino Executive Vice President, Chief Technical Officer commented, "Regarding the 510(k) the Company voluntarily submitted for the SofPulse M-10, Roma and Torino PEMF products, the Company filed a formal appeal under FDA regulations but cannot determine when a decision will be made by the FDA. As we previously stated, we continue to believe based on regulations and guidance by our independent expert consultants that all our products are covered by the clearance provided in 1991."

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IVIVI TECHNOLOGIES, INC.
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Steven M. Gluckstern, Chairman concluded, "We look forward to the resolution of our 510 (k) issue with the FDA. However it is important to note that tPEMF(TM) products we intend to utilize for the osteoarthritis as well as the cardiac and neurology indications are distinct devices and will need separate clearance from the FDA for such indication. Our technology has the potential to address a number of significant markets where inflammation is believed to play a role, however as I indicated earlier, with the cardio vascular opportunity offering the greatest potential future return on investment for the Company."

CONFERENCE CALL
Management will discuss the Company's results for 2009 fiscal first quarter ended June 30, 2008, during a conference call scheduled for today, Thursday, August 14, 2008 at 4:30 pm ET. Shareholders and other interested parties may participate in the conference call by dialing (877) 407-0781 approximately 5 to 10 minutes before the beginning of the call. International callers should dial
(201) 689-8568. If you are unable to participate, a replay of the call will be available until midnight on August 28, 2008 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 293373. International callers should dial
(201) 612-7415 and use the pass codes listed above. The call will also be broadcast live on the Investor Relations section of the Company's website www.ivivitechnologies.com and at www.InvestorCalendar.com. An archive of the call will also be available on the Company's website for 90 days.


ABOUT IVIVI TECHNOLOGIES, INC.
Based in Montvale, NJ, Ivivi Technologies, Inc. is a medical technology company focusing on designing, developing and commercializing its proprietary electrotherapeutic technology platform. Ivivi's research and development activities are focused specifically on targeted pulsed electromagnetic field, or tPEMF(TM), technology, which, by creating a therapeutic electrical current in injured soft tissue, modulates biochemical and physiological healing processes to help repair the injured tissue and reduce related pain and inflammation. The Company's Electroceuticals(R) have been used in non-invasive treatments for a wide array of conditions, including chronic wounds, pain and edema following plastic and reconstructive surgery and chronic inflammatory disorders.

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to our future studies, potential markets and capital requirements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Company's limited operating history, history of significant and

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IVIVI TECHNOLOGIES, INC.
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continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company's products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company's intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company's products and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's From 10-KSB for the fiscal year ended March 31, 2008. The Company assumes no obligation to update the information contained in this press release.


INVESTOR RELATIONS CONTACT:
---------------------------
Cameron Associates
Alison Ziegler or Lester Rosenkrantz;             Deanne Eagle for Media
212-554-5469                                      212-554-5463
Alison@cameronassoc.com                           DEANNE@CAMERONASSOC.COM


                          -FINANCIAL TABLES TO FOLLOW-


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IVIVI TECHNOLOGIES, INC.
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                            IVIVI TECHNOLOGIES, INC.
                            STATEMENTS OF OPERATIONS

                                                       Three Months Ended
                                                            June 30,
                                                          (unaudited)
                                                 ------------------------------
                                                     2008               2007
                                                 ------------      ------------
Revenues:
  Rentals                                        $    168,736      $    158,974
  Licensing sales and fees                            115,411            15,625
  Direct sales                                         99,049           286,400
                                                 ------------      ------------
                                                      383,196           460,999
                                                 ------------      ------------

Costs and expenses:
  Cost of rentals                                      10,214            23,146
  Cost of licensing sales                             129,770                --
  Cost of direct sales                                 12,260            72,930
  Research and development                            531,068           488,752
  Sales and marketing                                 677,222           511,907
  General and administrative                        1,270,137           858,257
                                                 ------------      ------------
                                                    2,630,671         1,954,992
                                                 ------------      ------------
Loss from operations                               (2,247,475)       (1,493,993)

Interest income                                        45,160            81,385
                                                 ------------      ------------

Loss before provision for income taxes             (2,202,315)       (1,412,608)
Provision for income taxes                                 --                --
                                                 ------------      ------------
Net loss                                         $ (2,202,315)     $ (1,412,608)
                                                 ============      ============
Net loss per share, basic and diluted            $      (0.21)     $      (0.15)
                                                 ============      ============
Weighted average shares outstanding                10,715,130         9,580,642
                                                 ============      ============


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IVIVI TECHNOLOGIES, INC.
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                            IVIVI TECHNOLOGIES, INC.
                                  BALANCE SHEET

                                                  June 30, 2008   March 31, 2008
                                                   ------------    ------------
                                                   (unaudited)      (audited)
Current assets
  Cash and cash equivalents                        $  4,788,249    $  6,600,154
  Accounts receivable, net                              132,042         319,007
  Inventory                                             250,263         111,951
  Deposits with affiliate                               155,400         241,828
  Prepaid expenses and other current assets             112,971         141,148
                                                   ------------    ------------

Total current assets                                  5,438,925       7,414,088

Property and equipment, net                             389,344         405,793
Inventory, long term                                    115,885         115,885
Equipment in use and under rental agreements, net       144,365         155,834
Intangible assets, net                                  685,380         615,064

Restricted cash                                          48,654          48,167
                                                   ------------    ------------

Total assets                                       $  6,822,553    $  8,754,831
                                                   ============    ============

Current liabilities:
  Accounts payable and accrued expenses               1,005,270       1,029,143
                                                   ------------    ------------

Deferred revenue                                        395,833         411,458
                                                   ------------    ------------

Stockholders' equity:
  Common stock                                       26,183,516      26,183,516
  Additional paid-in capital                         12,655,722      12,346,187
  Accumulated deficit                               (33,417,788)    (31,215,473)
                                                   ------------    ------------

Total stockholders' equity                             5,421,450       7,314,230
                                                    ------------    ------------

Total liabilities and stockholders' equity          $  6,822,553    $  8,754,831
                                                    ============    ============


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